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                                                                                                                         Exhibit 12

                                                            MONSANTO COMPANY
                                              COMPUTATION OF EARNINGS TO FIXED CHARGES(1)
                                                         (Dollars in millions)

                                                            Three                            Eight
                                                            Months                           Months
                                                            Ended                            Ended
                                                           Nov. 30,  Year Ended Aug.31,      Aug. 31,      Year Ended Dec. 31,
                                                             2005      2005       2004        2003       2002     2001      2000
                                                             ----      ----       ----        ----       ----     ----      ----
EARNINGS:
 Income (Loss) from Continuing Operations Before Income
   Taxes and Cumulative Effect of Accounting Change         $   94   $  261      $  394     $  (21)     $ 231    $ 485     $ 359

 Add:
      Fixed charges                                             38      136         112         71        105      147       272
      Dividends from affiliated companies                        -        -           -          -          1        1         1
      Equity affiliate expense -- net                            7       31          36         26         43       41        34
 Less:
      Capitalized interest                                      (2)      (6)         (7)        (4)        (8)     (30)      (37)
                                                            -------  -------     -------    -------     ------   ------     -----
 Earnings available for fixed charges                       $  137   $  422      $  535     $   72      $ 372    $ 644     $ 629
                                                            =======  =======     =======    =======     ======   ======    ======

FIXED CHARGES:
      Interest expense(2)                                   $   32   $  115      $   91     $   57      $  81    $  99     $ 214
      Capitalized interest                                       2        6           7          4          8       30        37
      Portion of rents representative of interest factor         4       15          14         10         16       18        21
                                                            -------  -------     -------    -------     ------   ------    ------
   Total Fixed Charges                                      $   38   $  136      $  112     $   71      $ 105    $ 147     $ 272
                                                            =======  =======     =======    =======     ======   ======    ======

Ratio of Earnings to Fixed Charges                            3.61     3.10        4.78       1.01       3.54     4.38      2.31
                                                              ====     ====        ====       ====       ====     ====      ====


(1) Monsanto has not paid any preference security dividends and, therefore, has not included the ratio of combined fixed charges and preference security dividends to earnings for the relevant periods.

(2) Includes amortization of deferred debt issuance costs.

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